EXHIBIT 21.1
SUBSIDIARIES OF CIMPRESS PLC

Subsidiary	Jurisdiction of Incorporation

99designs GmbH	Germany

99Designs Pty Ltd	Australia

Araprint B.V.	The Netherlands

Build A Sign LLC	Delaware, USA

Cimpress Australia Pty Limited	Australia

Cimpress Deutschland GmbH	Germany

Cimpress España, S.L.	Spain

Cimpress France SARL	France

Cimpress India Private Limited	India

Cimpress Investments B.V.	The Netherlands

Cimpress Ireland Limited	Ireland

Cimpress Italy S.r.l.	Italy

Cimpress Jamaica Limited	Jamaica

Cimpress Philippines Incorporated	Philippines

Cimpress Schweiz GmbH	Switzerland

Cimpress Technology Czech Republic s.r.o.	Czech Republic

Cimpress Tunisie SARL	Tunisia

Cimpress UK Limited	England and Wales

Cimpress USA Incorporated	Delaware, USA

Cimpress USA Manufacturing Incorporated	Delaware, USA

Cimpress Windsor Corporation	Nova Scotia, Canada

Crello Limited	Cyprus

Depositphotos EU Limited	Cyprus

Depositphotos Inc.	Delaware, USA

Druck.at Druck- und Handelsgesellschaft GmbH	Austria

Drukwerkdeal.nl B.V.	The Netherlands

Drukwerkdeal.nl Productie B.V.	The Netherlands

Exaprint SAS	France

FL Print SAS	France

FM Impressos Personalizados Ltda	Brazil

La Mougère SCI	France

Litotipografia Alcione S.r.l.	Italy

National Pen Co. LLC	Delaware, USA

National Pen Promotional Products Limited	Ireland

National Pen Tennessee LLC	Delaware, USA

National Pen Tunisia SARL	Tunisia

NP Corporate Services LLC	Delaware, USA

Pixartprinting S.p.A.	Italy

Printdeal B.V.	The Netherlands

Printi LLC	Delaware, USA

Tradeprint Distribution Limited	England and Wales

Vistaprint B.V.	The Netherlands

Vistaprint Canada Corporation	Ontario, Canada

Vistaprint Corporate Solutions Incorporated	Delaware, USA

Vistaprint Limited	Bermuda

Vistaprint Manufacturing Texas LLC	Delaware, USA

Vistaprint Netherlands B.V.	The Netherlands

WIRmachenDRUCK GmbH	Germany